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                                                                  EXHIBIT 3.1(d)

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION
                                       of
                             SUPERUS HOLDINGS, INC.
                            (a Delaware corporation)


                                   * * * * * *


         Superus Holdings, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         FIRST: That the Board of Directors of the Corporation, by unanimous written consent, adopted resolutions proposing and declaring advisable the filing of an Amended and Restated Certificate of Incorporation of the Corporation, setting forth various amendments and provisions to the terms of the capital stock of the Corporation and to the rights of stockholders, said Amended and Restated Certificate of Incorporation replacing in its entirety the existing Certificate of Incorporation, and said Amended and Restated Certificate of Incorporation to be and read as follows:

         ARTICLE FIRST: The name of the corporation is:
                        SUPERUS HOLDINGS, INC.

         ARTICLE SECOND: The location of the registered office of the Corporation in the State of Delaware is at 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805. The name of the registered agent of the Corporation in the State of Delaware at such address upon whom process against the Corporation may be served is Corporation Service Company.

         ARTICLE THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

         ARTICLE FOURTH:

         Section 1. Authorization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is ONE HUNDRED FIFTY MILLION (150,000,000) shares of common stock of the par value of $.001 per share, said shares consisting of FIFTEEN MILLION (15,000,000) shares of Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), ONE HUNDRED TWENTY FIVE MILLION (125,000,000) shares of Class B Common Stock, par value $.001 per share (the "Class B Common Stock"), and TEN MILLION (10,000,000) shares of preferred stock, par value $.001 per share (the "Preferred Stock"). The Class A Common Stock and the Class B Common Stock are sometimes collectively called the "Common Stock" and either shall sometimes be referred to as a class of Common Stock.

         The Class A Common Stock, when issued, shall be considered issued in respect of Surge Components, Inc., and its affiliate organizations, (collectively "New Surge") and the Class B Common Stock, when issued, shall be considered issued in respect of the Internet operations (the "Internet Operations") of Global DataTel, Inc, and MailEncrypt Inc., and of any other subsidiary of the Corporation whose assets and operating are categorized by the Board of Directors as "Internet Operations." The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares then outstanding or underlying certain convertible securities or otherwise reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of the class of Common Stock so affected.


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         Section 2. Common Stock. The rights, privileges, preferences and limitations of the shares of Common Stock are as follows:

         Section 2.1 Dividends. Subject to any preferences and relative, participating, optional or other special rights of any outstanding class or series of preferred stock of the Corporation and any qualifications or restrictions on either class of Common Stock created thereby, dividends may be declared in accordance with Delaware law, and paid upon either class of Common Stock, upon the terms with respect to each such class, and subject to the limitations provided for below in this Subsection 2.1, as the Board of Directors may determine.

                  (a) Dividends on Class A Common Stock. Dividends on Class A Common Stock may be declared and paid only out of the lesser of (i) the funds of the Corporation legally available therefor and (ii) the Surge Components Group Available Dividend Amount (as defined below).

                  (b) Dividends on Class B Common Stock. Dividends on Class B Common Stock may be declared and paid only out of the lesser of (i) the funds of the Corporation legally available therefor and (ii) the Internet Operations Group Available Dividend Amount (as defined below).

                  (c) Discrimination in Dividends. The Board of Directors, subject to the provisions of Subsections 2.1(a) and 2.1(b) above, may at any time declare and pay dividends exclusively on Class A Common Stock, exclusively on Class B Common Stock, or on both such classes, in equal or unequal amounts, notwithstanding the relative amounts of the Available Dividend Amount with respect to either Group, the amount of dividends previously declared on either class, the respective voting or liquidation rights of either class or any other factor.

                  (d) Stock Distributions. Except as permitted by Subsections 2.1(a) and 2.1(b) above, the Board of Directors may declare and pay dividends or distributions of shares of Class A Common Stock or Class B Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Class A Common Stock or Class B Common Stock) on shares of a class of Common Stock or shares of a class or series of preferred stock of the Corporation only as follows:

                           (i) dividends or distributions of shares of Class A Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Class A Common Stock) may be made only on shares of Class A Common Stock or shares of preferred stock attributed to the Class A Common Stock;

                           (ii) dividends or distributions of shares of Class B Common Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Class B Common Stock) may be made only on shares of Class B Common Stock or shares of preferred stock attributed to the Class B Common Stock;

                           (iii) dividends or distributions of shares of either
                                 class of Common Stock (or Convertible
                                 Securities convertible into or exchangeable or exercisable for shares of a class of Common Stock) on shares of any other class of Common Stock may be made at the discretion of the Board of Directors, but only if sufficient number of shares remain authorized for issuance upon conversion, exercise or exchange, as the case may be, thereunder.

         Section 2.2 (a) Voting Rights. Except as otherwise specifically provided by law, by the terms of any outstanding class or series of preferred stock of the Corporation as may be designated from time to time or by any provision of this Amended and Restated Certificate of Incorporation restricting the power to vote on a specified matter to other stockholders, the entire voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, who shall be entitled to vote on any matter on which the holders of stock of the Corporation shall by law or by the provisions of the Certificate of Incorporation or Bylaws of the Corporation be entitled to vote, and both classes of Common Stock shall vote thereon together as a single class on all matters brought to the stockholders. The voting rights of the Common Stock shall be as follows:

                           (i) each outstanding share of Class A Common Stock shall have one vote; and

                           (ii) each outstanding share of Class B Common Stock shall have one vote.

         If any matter shall be presented to the holders of Common Stock which adversely affects one particular Group, then such class shall be entitled to vote separately as a class with respect to such matter. If either class of Common Stock is entitled to vote as a separate class with respect to any matter, each share of that class shall, for purposes of such vote, be entitled to one vote on such matter. In addition to any provision of law or any provision of the Certificate of Incorporation entitling the holders of the outstanding shares of Class A Common Stock or Class B Common Stock to vote as a separate class, the Board of Directors may condition the approval of any matter submitted to stockholders on receipt of a separate vote of the holders of outstanding shares of Class A Common Stock or Class B Common Stock, or on any other class or series of stock.

         Section 2.3 Liquidation Rights. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and of other liabilities of the Corporation and the full preferential amounts (including any accumulated and unpaid dividends) to which the holders of any outstanding shares of preferred stock of the Corporation are entitled (regardless of the Group to which such shares of preferred stock were attributed), the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive the assets, if any, of the Corporation remaining for distribution to holders of Common Stock on a per share pro rata basis. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall, alone, be deemed a liquidation or winding up of the Corporation or cause the dissolution of the Corporation for purposes of this subsection.

         If the Corporation shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of Class A Common Stock or Class B Common Stock, or declare a dividend in shares of either class to holders of such class, the per share liquidation rights of either class of Common Stock specified in the preceding paragraph, as adjusted from time to time, shall be appropriately adjusted as determined by the Board of Directors in good faith, so as to avoid dilution in the aggregate, relative liquidation rights of the shares of any class of Common Stock.

         Section 2.4 Conversion of the Class A Common Stock. For a period of six
(6) months following the effective date of the acquisition of issuance of the Class B Common Stock, the Class A Common Stock is subject to voluntary conversion, at the discretion of the holder thereof, into Class B Common Stock at a conversion rate such that two (2) shares of Class A Common Stock shall be convertible into one share of Class B Common Stock.

         Section 2.5 Mandatory and Optional Conversion and Redemption of Common Stock.

                  (a) Redemption and Right of Stockholders in Event of Disposition of Either Group's Assets. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and/or its subsidiaries of all or substantially all of the securities of the subsidiaries of constituting a Group, or of the properties and assets attributed to either particular Group or (the Group whose assets or securities are being disposed of are herein referred to as the "Affected Group") to one or more persons or entities (other than a Disposition (w) by the Corporation of all or substantially all of its properties and assets in one transaction or a series of related transactions in connection with the dissolution, liquidation or winding up of the Corporation and the distribution of assets to stockholders as referred to in Subsection 2.3, (x) of the properties, assets and operations attributed to the Affected Group as contemplated by Subsections 2.5(c) and 2.5(d) or otherwise to all holders of shares of affected class of Common Stock attributable to the Affected Group (the "Affected Common Stock") divided among such holders on a pro rata basis in accordance with the number of shares of Affected Common Stock outstanding, (y) to any person or entity controlled (as determined by the Board of Directors) by the Corporation or (z) in connection with a Related Business Transaction in respect of the Affected Group), the Corporation shall, on or prior to the 95th Trading Day after the date of consummation of such Disposition (the "Disposition Date"), pay a dividend on the Affected Common Stock or redeem some or all of Affected Common Stock or convert Affected Common Stock into the other non-affected class of Common Stock (or another class or series of Common Stock of the Corporation), all as provided by the following Subsections 2.5(a)(i) and 2.5(a)(ii) and, to the extent applicable, as the Board of Directors shall have selected among such alternatives:

                           (i) provided that there are funds of the Corporation legally available therefor:

                                (1) pay to the holders of the shares of Affected
                                    Common Stock a dividend pro rata in
                                    accordance with the number of shares of
                                    Affected Common Stock held by each such
                                    holder, as the Board of Directors shall have declared subject to compliance with ARTICLE FOURTH, Section 2.1, in cash and/or in Common Stock, in other securities (other than a dividend of shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition; or

                                (2) (A) subject to the last sentence of this
                                        Subsection 2.5(a), if such disposition
                                        involves all (not merely substantially
                                        all) of the properties and assets
                                        attributed to the Affected Group, redeem or exchange as of the Redemption Date, all outstanding shares of Affected Common Stock in exchange for, on a pro rata basis, cash and/or for securities (other than shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition; or

                                    (B) subject to the last sentence of this
                                        Subsection 2.5(a), if such Disposition
                                        involves substantially all (but not all) of the properties and assets attributed to the Affected Group, redeem or exchange as of the Redemption Date, such number of whole shares of Affected Common Stock (which may be all, of such shares outstanding) as have in the aggregate an average Market Value during the period of ten consecutive Trading Days beginning on the 26th Trading Day immediately succeeding the Disposition Date which is closest to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition, in consideration for, on a pro rata basis, cash and/or securities (other than shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to such Fair Value of the Net Proceeds; or

                           (ii) declare that each outstanding share of Affected
                                Common Stock shall be converted as of the Conversion Date into a number of fully paid and nonassessable shares of the non-affected class of Common Stock (or, if the non-affected class is not Publicly Traded at such time and shares of another class or series of common stock of the Corporation are then Publicly Traded, then of such other class or series of the common stock of the Corporation as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion equal) to 110% of the ratio, expressed as a decimal fraction rounded to the nearest five decimal places, of the average Market Value of one share of Affected Common Stock over the period of ten consecutive Trading Days beginning on the 26th Trading Day immediately succeeding the Disposition Date to the average Market Value of one share of non-affected class of Common Stock (or such other class or series of common stock) over the same ten Trading Day period.

                  Notwithstanding the foregoing provisions of this subsection, the Corporation shall redeem shares of a class of Common Stock as provided by Subsection 2.5(a)(i)(2)(A) or (B) only to the extent of the Affected Group's Available Dividend Amount as of the Redemption Date.

         For purposes of this Section 2.5(a): (i) as of any date, "substantially all of the properties and assets" attributed to the Affected Group shall mean a portion of such properties and assets (w) that represents at least 80% of the Fair Value of the properties and assets attributed to the Affected Group as of such date, or (x) from which were derived at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation (calculated on a pro forma basis to include revenues derived from any of such properties and assets acquired during such period) derived from the properties and assets attributed to the Affected Group as of such date; (ii) in the case of a Disposition of the properties and assets attributed to the Affected Group in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and
(iii) the Board of Directors may pay any dividend or redemption price referred to in Section 2.5(a) in cash, securities (other than shares of a class of Common Stock) or other property, regardless of the form or nature of the proceeds of the Disposition.

                  (b) Actions Taken in Case of a Tax Event. In case of a Tax Event, the Board of Directors, at its discretion, may at any time declare that each outstanding share of either class of Common Stock shall be converted, as of the Conversion Date, into such number of fully paid and non-assessable shares of the other outstanding class of Common Stock, equal to the Market Value of the class of Common Stock being converted over the 20 day Trading Day period prior to discovery of the Tax Event, divided into the Market Value of the class being converted into over the same Trading Day period.

                  In the event that there are not sufficient number of shares of either class available for issuance upon conversion in the case of a Tax Event as set forth in this Subsection 2.5(b), then the Board of Directors may, by resolution and at its sole discretion and without shareholder approval, amend, revise or restate ARTICLE FOURTH of this Amended and Restated Certificate of Incorporation so as to (i) increase or decrease the number of shares of either class of Common Stock authorized for issuance, (ii) increase the total number of authorized shares of all classes of stock, (iii) create or designate such additional classes of stock and/or (iv) take all such other actions as the Board of Directors deems necessary, to issue stock under this Subsection 2.5(b) in case of a Tax Event.

                  (c) Notice and Related Provisions

                           (i) Not later than the 30th Trading Day following
consummation of a Disposition referred to in Subsection 2.5(a), the Corporation shall announce publicly by press release (1) the estimated Net Proceeds of such Disposition, (2) the number of shares outstanding of the class of Common Stock relating to the Group subject to such Disposition, and (3) the number of shares of such Class of Affected Common Stock, into or for which Convertible Securities were then convertible exchangeable or exercisable, and the conversion, exchange or exercise price thereof.

                           (ii) The Corporation shall not be required to issue
or deliver fractional shares of any capital stock or of any other securities to any holder of either class of Common Stock upon any conversion, redemption, dividend or other distribution pursuant to the redemption or conversion provisions herein. If more than one share of either class of Common Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that shall be issuable or any other securities or property that shall be distributable to such holder upon any conversion, redemption, dividend or other distribution (including any fractional shares). If fractional shares of any capital stock or of any other securities would be required to be issued or distributed to the holders of either class of Common Stock, the Corporation shall, if such fractional shares are not issued or distributed to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof (without interest).

                           (iii) No adjustments in respect of dividends shall be
made upon the conversion or redemption of any shares of either class of Common Stock; provided, however, that if the Conversion Date or Redemption Date, as the case may be, with respect to any shares of either class of Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of such class of Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent conversion or redemption of such shares.

                           (iv) Before any holder of shares of either class of
Common Stock shall be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock and/or other securities or property to be distributed to such holder with respect to such class of Common Stock pursuant to Subsection 2.5(a) such holder shall surrender at such place as the Corporation shall specify certificates for such shares of Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after receipt of certificates representing such shares of Common Stock deliver to the person for whose account such shares of Common Stock were so surrendered, or to such person's nominee or nominees, the cash and/ or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person shall be entitled as aforesaid, together with any payment in respect of fractional shares, in each case without interest. If less than all of the shares of either class of Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares of such class of Common Stock not redeemed.

                           (v) From and after any applicable Conversion Date or
Redemption Date, as the case may be, all rights of a holder of shares of either class of Common Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing such shares of Common Stock as required by Subsection 2.5(c)(iv) above, to receive the cash and/or the certificates or instruments representing shares of the kind and amount of capital stock and/or other securities or property for which such shares were converted or redeemed, together with any payment in respect of fractional shares contemplated by Subsection 2.5(c)(ii) above (which shall be held by the Corporation for the holder of such shares of Common Stock that were redeemed until the receipt of certificates representing such shares of Common Stock as provided above), and rights to dividends as provided in Subsection 2.5(c)(iii), in each case without interest. No holder of a certificate that immediately prior to the applicable Conversion Date or Redemption Date represented shares of a class of Common Stock shall be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which such class of Common Stock was converted or redeemed until the surrender as required by this Section of such certificate in exchange for a certificate or certificates or instrument or instruments representing such capital stock or other security. Subject to applicable escheat and similar laws, upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class or series of capital stock of the Corporation as of a record date after the Conversion Date or Redemption Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date or Redemption Date, the Corporation shall, however, be entitled to treat the certificates for a class of Common Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of the Corporation for which the shares of such class of Common Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.

                           (vi) The Board of Directors may establish such rules
and requirements to facilitate the effectuation of the transactions contemplated by this ARTICLE FOURTH as the Board of Directors shall determine to be appropriate.

                  (d) Application of the Provisions of ARTICLE FOURTH - Certain Determinations by the Board of Directors. The Board of Directors shall make such determinations with respect to the businesses, assets, properties and liabilities to be attributed to the Groups, the application of the provisions of the Certificate of Incorporation to transactions to be engaged in by the Corporation and the voting powers, preferences and relative, participating, optional and other special rights of the holders of either class of Common Stock, and the qualifications and restrictions thereon, provided by the Certificate of Incorporation as may be or become necessary or appropriate to the exercise of such powers, preferences and relative, participating, optional and other special rights, including, without limiting the foregoing, the determinations referred to in this Section 2. A record of any such determination shall be filed with the records of the actions of the Board of Directors.

                           (i) Upon any acquisition by the Corporation or its
subsidiaries of any assets or business, or any assumption of liabilities, outside of the ordinary course of business of the Surge Components Group or the Internet Operations Group, as the case may be, the Board of Directors shall determine whether such assets, business and liabilities (or an interest therein) shall be for the benefit of the Surge Components Group or the Internet Operations Group or that an interest therein shall be partly for the benefit of the Surge Components Group and partly for the benefit of the Internet Operations Group and, accordingly, shall be attributed to the appropriate Group, as the case may be.

                           (ii) Upon any issuance of any shares of any class or
series of preferred stock of the Corporation, the Board of Directors shall attribute, based on the use of proceeds of such issuance of shares of preferred stock in the business of the Surge Components Group or the Internet Operations Group and any other relevant factors, the shares so issued entirely to the Surge Components Group or entirely to the Internet Operations Group or partly to the Surge Components Group and partly to the Internet Operations Group in such proportion as the Board of Directors shall determine.

                           (iii) Upon any redemption or repurchase by the
Corporation or any subsidiary thereof of shares of preferred stock of any class or series or of other securities or debt obligations of the Corporation, the Board of Directors may determine, based on the property used to redeem or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations redeemed or repurchased shall be attributed to the Surge Components Group and which, if any, of such shares, other securities or debt obligations shall be attributed to the Internet Operations Group and, accordingly, how many of the shares of such class or series of preferred stock or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to the Surge Components Group or the Internet Operations Group.

                           (iv) Notwithstanding the foregoing provisions or any
other provision of the Certificate of Incorporation, at any time when there are not outstanding both (1) one or more shares of Class A Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Class A Common Stock and (2) one or more shares of Class B Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Class B Common Stock, the Corporation need not (A) attribute any of the assets or liabilities of the Corporation or any of its subsidiaries to the Surge Components Group or the Internet Operations Group or (B) make any determination required in connection therewith, nor shall the Board of Directors be required to make any of the determinations otherwise required by this Article, and in such circumstances the holders of the shares of Class A Common Stock and Class B Common Stock outstanding, as the case may be, shall (unless otherwise specifically provided by the Certificate of Incorporation) be entitled to all the voting powers, preferences and relative, participating, optional and other special rights of both classes of Common Stock without differentiation between the Class A Common Stock and the Class B Common Stock.

                  (e) Board Determinations Binding. Subject to applicable law, any determinations made in good faith by the Board of Directors of the Corporation under any provision of this ARTICLE FOURTH otherwise in furtherance of the application of this Section 2, shall be final and binding on all stockholders. In absence of any specific Board determinations made, then the Group whose assets or securities have been issued in connection with the transaction, shall be the Group to whom such acquisition is attributed.

         Section 3. Preferred Stock. The Preferred Stock, par value $.001 per share, may be issued from time to time in one or more series, each with such distinctive designation as may be stated in the Certificate of Incorporation or in any amendment hereto, or in a resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors or a duly authorized committee thereof. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of the Certificate of Incorporation, for each such series the number of shares constituting such series and the designation and the voting powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by the Board of Directors or a duly authorized committee thereof under the General Corporation Law of the State of Delaware.

         ARTICLE FIFTH. As used in the Certificate of Incorporation, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires. As used in this Article FIFTH, a "contribution" or "transfer" of assets or properties from one Group to another shall refer to the reattribution of such assets or properties from the contributing or transferring Group to the other Group and correlative phrases shall have correlative meanings.

         (a) "Available Dividend Amount" shall mean, as the context requires, a reference to the Surge Components Group Available Dividend Amount or the Internet Operations Group Available Dividend Amount.

         (b) "Internet Operations Group" shall mean, as of any date:

                  (i) the interest of the Corporation on such date in Global DataTel, Inc., MailEncrypt, Inc. and any other e-commerce or Internet-related operation, any successor companies, and all of the businesses, assets and liabilities of the such entities and any subsidiaries thereof;

                  (ii) all assets and liabilities of the Corporation and its subsidiaries attributed by the Board of Directors to the Internet Operations Group, and all other assets of the Corporation not specifically designated by the Board of Directors as Surge Components Group whether or not such assets or liabilities are or were also assets and liabilities of the Internet Operations Group companies;

                  (iii) all businesses, assets, properties and liabilities transferred to the Internet Operations Group from the Surge Components Group pursuant to transactions in the ordinary course of business of the Internet Operations Group and the Surge Components Group or otherwise as the Board of Directors may have directed as permitted by the Certificate of Incorporation;

                  (iv) all properties and assets transferred to the Internet Operations Group from the Surge Components Group in connection with an increase in the Number of Internet Operations Designated Shares; and

                  (v) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside of the ordinary course of business and attributed to the Internet Operations Group, as determined by the Board of Directors as contemplated by in this Certificate of Incorporation;

         provided that from and after any transfer of any assets or properties from the Internet Operations Group to the Surge Components Group, the Internet Operations Group shall no longer include such assets or properties so transferred.

         (c) "Internet Operations Group Available Dividend Amount" shall mean, on any date, either:

                  (i)(x) an amount equal to the fair market value of the total assets attributed to the Internet Operations Group less the total liabilities attributed to the Internet Operations Group (provided that preferred stock shall not be treated as a liability), in each case, as of such date and determined on a basis consistent with that applied in determining Superus Holdings Earnings (Loss) Attributable to the Internet Operations Group, minus (y) the aggregate par value of, or any greater amount determined in accordance with applicable law to be capital in respect of, all outstanding shares of Class B Common Stock and each class or series of preferred stock attributed in accordance with the Certificate of Incorporation to the Internet Operations Group, or

                  (ii) in case the total amount calculated pursuant to clause
(i)(x) above is not a positive number, an amount equal to Superus Holdings Earnings (Loss) Attributable to the Internet Operations Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

         Notwithstanding the foregoing provisions of this Subsection (c), and consistent with ARTICLE FOURTH, at any time when there are not outstanding both
(A) one or more shares of Class A Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Class A Common Stock and (B) one or more shares of Class B Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Class B Common Stock, the Available Dividend Amount, on any calculation date during such time period, with respect to the Class A Common Stock or the Class B Common Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

         (d) "Convertible Securities" shall mean, as of any date, any securities of the Corporation or of any subsidiary thereof (other than shares of a class of Common Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of either class of Common Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events; provided that securities shall only be Convertible Securities in respect of the number of shares of Common Stock into or for which such securities are then convertible, exchangeable or exercisable.

         (e) "Disposition" shall mean a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets (including stock, other securities and goodwill).

         (f) "Fair Value" shall mean, (i) in the case of equity securities or debt securities of a class or series that has previously been Publicly Traded for a period of at least three months, the Market Value thereof (if such Market Value, as so defined, can be determined); (ii) in the case of an equity security or debt security that has not been Publicly Traded for at least 15 months or the Market Value of which cannot be determined, the fair value per share of stock or per other unit of such security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors, or, if no such investment banking firm is, as determined in the good faith judgment of the Board of Directors, available to make such determination, in good faith by the Board of Directors; (iii) in the case of cash denominated in U.S. dollars, the face amount thereof and in the case of cash denominated in other than U.S. dollars, the face amount thereof converted into U.S. dollars at the rate published in The Wall Street Journal on the date for the determination of Fair Value or, if not so published, at such rate as shall be determined in good faith by the Board of Directors based upon such information as the Board of Directors shall in good faith determine to be appropriate; and (iv) in the case of property other than securities or cash, the "Fair Value" thereof shall be determined in good faith by the Board of Directors based upon such appraisals or valuation reports of such independent experts as the Board of Directors shall in good faith determine to be appropriate. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Board of Directors.

         (g) "Group" shall mean, as of any date, the Surge Components Group or the Internet Operations Group, as the case may be.

         (h) "Market Capitalization" of any class or series of capital stock on any date shall mean the product of (i) the Market Value of one share of such class or series of capital stock on such date and (ii) the number of shares of such class or series of capital stock outstanding on such date.

         (i) "Market Value" of a share of any class or series of capital stock of the Corporation on any day shall mean the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the New York Stock Exchange Composite Tape or, if the shares of such class or series are not listed or admitted to trading on such Exchange on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on the Nasdaq National Market or Nasdaq SmallCap Market or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National or SmallCap Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day selected from time to time by the Corporation or, if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the Fair Value of a share of such class or series as set forth in clause (ii) of the definition of Fair Value; provided that, for purposes of determining the "Market Value" of a share of any class or series of capital stock for any period, (i) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (ii) the "Market Value" of any share of capital stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution.

         (j) "Net Proceeds" shall mean, as of any date with respect to any Disposition of any of the properties and assets attributed to the either Group, as the case may be, an amount, if any, equal to what remains of the gross proceeds of such Disposition after payment of, or reasonable provision is made as determined by the Board of Directors for, (i) any taxes payable by the Corporation (or which would have been payable but for the utilization of tax benefits attributable to the other Group) in respect of such Disposition or in respect of any resulting dividend or redemption (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (iii) any liabilities (contingent or otherwise) of or attributed to such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation incurred in connection with the Disposition or otherwise, and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to such Group. For purposes of this definition, any properties and assets attributed to the Group, the properties and assets of which are subject to such Disposition, remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as the Board of Directors determines can be expected to be supported by such properties and assets.

         (k) "Number of Internet Operations Designated Shares" shall be, as of the date of effectiveness of the Amended and Restated Certificate of Incorporation, zero; provided, however, that the "Number of Internet Operations Designated Shares" shall from time to time thereafter be:

                  (i) adjusted, if before such adjustment such number is greater than zero, as determined by the Board of Directors to be appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the Class B Common Stock or any dividend or other distribution of shares of Class B Common Stock to holders of shares of Class B Common Stock or any reclassification of Class B Common Stock;

                  (ii) decreased (but to not less than zero), if before such adjustment such number is greater than zero, by action of the Board of Directors by (1) the number of shares of Class B Common Stock issued or sold by the Corporation that, immediately prior to such issuance or sale, were included in the Number of Internet Operations Designated Shares, (2) the number of shares of Class B Common Stock issued upon conversion, exchange or exercise of Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number of Internet Operations Designated Shares, (3) the number of shares of Internet Operations Stock issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Class A Common Stock, (4) the number of shares of Class B Common Stock issued upon the conversion, exchange or exercise of any Convertible Securities issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Class A Common Stock, and (5) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (A) the aggregate Fair Value as of the date of contribution of properties or assets (including cash) transferred from the Internet Operations Group to the Surge Components Group in consideration for a reduction in the Number of Internet Operations Designated Shares divided by (B) the average Market Value of one share of Class B Common Stock during the 20-Trading Day period ending on the date immediately prior to the date of such transfer; and

                  (iii) increased by the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (A) the Fair Value of properties or assets (including cash) theretofore attributed as provided by ARTICLE FIFTH, Subsection (m) to the Class A Common Group that are contributed to the Internet Operations Group in consideration of an increase in the Number of Internet Operations Designated Shares divided by (B) the average Market Value of one share of Class B Common Stock during the 20-Trading Day period ending on the date immediately prior to the date of such contribution.

         (l) "Surge Components Group" shall mean, as of any date:

                  (i) the interest of the Corporation or any of its subsidiaries on such date in all of the businesses, assets, properties and liabilities of the Corporation or any of its subsidiaries (and any successor companies), other than any businesses, assets, properties and liabilities attributed in accordance with this Article to the Internet Operations Group;

                  (ii) all businesses, assets, properties and liabilities transferred to the Surge Components Group from the Internet Operations Group, pursuant to transactions in the ordinary course of business of the Surge Components Group and the Internet Operations Group or otherwise as the Board of Directors may have directed as permitted by this Amended and Restated Certificate of Incorporation;

                  (iii) all properties and assets transferred to the Surge Components Group from the Internet Operations Group in connection with a reduction of the Number of Internet Operations Designated Shares; and

                  (iv) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside of the ordinary course of business and attributed to the Surge Components Group, as determined by the Board of Directors as contemplated by this Amended and Restated Certificate of Incorporation.

provided that from and after any transfer of any assets or properties from the Surge Components Group to the Internet Operations Group, the Surge Components Group shall no longer include such assets or properties so transferred.

         (m) "Surge Components Group Available Dividend Amount" shall mean, on any date, either:

                  (x)(i) the amount equal to the fair market value of the total assets attributed to the Surge Components Group less the total liabilities attributed to the Surge Components Group (provided that preferred stock shall not be treated as a liability), in each case, as of such date and determined on a basis consistent with that applied in determining Superus Holdings Earnings
(Loss) Attributable to the Surge Components Group, minus (ii) the aggregate par value of, or any greater amount determined in accordance with applicable law to be capital in respect of, all outstanding shares of Class A Common Stock and each class or series of preferred stock attributed in accordance with the Certificate of Incorporation to the Surge Components Group, or

                  (y) in case the total amount calculated pursuant to clause (i) above is not a positive number, an amount equal to Superus Holdings Earnings
(Loss) Attributable to the Surge Components Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

         Notwithstanding the foregoing provisions of this definition, and consistent with this Amended and Restated Certificate of Incorporation, at any time when there are not outstanding both (i) one or more shares of Class A Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Class A Common Stock and (ii) one or more shares of Class B Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Class B Common Stock, the Available Dividend Amount on any calculation date during such time period, with respect to the Class A Common Stock or the Class B Common Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for such class of Common Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

         (n) "Superus Holdings Earnings (Loss) Attributable to the Internet Operations Group" shall mean, for any period through any date, (i) the net income or loss of the Internet Operations Group for such period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Corporation attributed to the Internet Operations Group on a basis substantially consistent with attributions of income and expense made in the calculation of Superus Holdings Earnings (Loss) Attributable to the Surge Components Group, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, reduced (or increased, as the case may be) by (ii) the aggregate amount of consolidated allowable tax benefits for federal income tax purposes generated by the Internet Operations Group for such period which can not be utilized by the Internet Operations Group but can be utilized by the Corporation on a consolidated basis for such period to the extent such amount was included in the calculation of net income or loss under clause (i) for such period ("Excludable Internet Operations Tax Benefits").

         (o) "Superus Holdings Earnings (Loss) Attributable to the Surge Components Group" shall mean, for any period through any date, (i) the net income or loss of the Surge Components Group for such period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Corporation attributed to the Surge Components Group on a basis substantially consistent with attributions of income and expense made in the calculation of Superus Holdings Earnings (Loss) Attributable to the Internet Operations Group, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, increased by (ii) the amount reducing Superus Holdings Earnings
(Loss) Attributable to the Internet Operations Group for such period pursuant to clause (ii) of Subparagraph (n) above.

         (p) "Publicly Traded" with respect to any security shall mean that such security is (i) registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), and (ii) listed for trading on the New York Stock Exchange or the American Stock Exchange (or any national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), that is the successor to either such exchange) or listed on The Nasdaq Stock SmallCap Market, or Nasdaq National Market System (or any successor market system).

         (q) "Redemption Date" shall mean the date fixed by the Board of Directors as the effective date for a redemption of shares of either class of Common Stock, as set forth in a notice to holders thereof in accordance with Delaware law and this Certificate of Incorporation.

         (r) "Related Business Transaction" means any Disposition of all or substantially all the properties and assets attributed to either of the Groups, as the case may be, in a transaction or series of related transactions that result in the Corporation receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which (i) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor and (ii) is engaged primarily or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Group prior to such Disposition, as determined by the Board of Directors.

         (s) "Tax Event" shall mean the receipt by the Corporation of an opinion of tax counsel to the Corporation experienced in such matters, who shall not be an officer or employee of the Corporation or any of its affiliates, that, as a result of any amendment to, or change in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein (including any announced proposed change by an applicable legislative committee or the chair thereof in such laws or by an administrative agency in such regulations), or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, it is more likely than not that for United States federal income tax purposes (i) the Corporation or its stockholders is or, at any time in the future, will be subject to tax upon the issuance of shares of either Class A Common Stock or Class B Common Stock or (ii) either Class A Common Stock or Class B Common Stock is not or, at any time in the future, will not be treated solely as stock of the Corporation. For purposes of rendering such opinion, tax counsel shall assume that any legislative or administrative proposals will be adopted or enacted as proposed.

         (t) "Trading Day" shall mean each weekday other than any day on which the relevant class of common stock of the Corporation is not traded on any national securities exchange or on The Nasdaq Stock Market or in the over-the-counter market.

         ARTICLE SIXTH: The Board of Directors of the Corporation shall expressly have the initial power and authorization to make, alter and repeal the By-Laws of the Corporation, subject to the reserved power of the stockholders to make, alter and repeal any By-Laws adopted by the Board of Directors. Unless and except to the extent required by the By-Laws of the Corporation, elections of directors need not be by written ballot. The provisions of the By-Laws of the Corporation may not be altered, amended or repealed in any respect unless such alteration, amendment or repeal is approved by the affirmative vote of 66 2/3% of the total voting power of all outstanding shares of capital stock of the Corporation.

         ARTICLE SEVENTH: Meetings of stockholders may be held within or without the State of Delaware as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Election of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

         ARTICLE EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. The provisions of this Amended and Restated Certificate of Incorporation may not be altered, amended or repealed in any respect unless such alteration, amendment or repeal is approved by the affirmative vote of 66 2/3% of the total voting power of and outstanding shares of capital stock of the Corporation.

         ARTICLE NINTH: Any action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

         ARTICLE TENTH: Any and all directors of the Corporation shall not be liable to the Corporation or any stockholder thereof for monetary damages for breach of fiduciary duty as director except as otherwise required by law. No amendment to or repeal of this ARTICLE TENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

         ARTICLE ELEVENTH: Any and all right, title, interest and claim in or to any dividends declared by the Corporation, whether in cash, stock, or otherwise, which are unclaimed by or such lesser period as permitted by the appropriate escheat laws the stockholder entitled thereto for a period of six years after the close of business on the payment date shall be and be deemed to be extinguished and abandoned; such unclaimed dividends in the possession of the Corporation, its transfer agents, or other agents or depositories shall at such time become the absolute property of the Corporation, free and clear of any and all claims for any person whatsoever.

         ARTICLE TWELFTH: Each person who at any time is or shall have been a director or officer of the Corporation or any employee who acted on behalf of such person or the Corporation, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is, or the person or the person's testator or intestate was, a director, officer, employee or agent of the Corporation, or served at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint, venture, trust or other enterprise, shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such threatened, pending or completed action, suit or proceeding to the full extent authorized under Section 145 of the General Corporation Law of the State of Delaware. Any such payment of expenses to any director or officer for indemnification under this ARTICLE in advance of a final disposition, shall be made only upon a receipt of an undertaking (if reasonably required by the Board of Directors) by the director or officer to repay all amounts advances if it should be ultimately determined that the director or officer is not entitled to be so indemnified. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such director or officer may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

         ARTICLE THIRTEENTH: In the event that it is proposed that the Corporation enter into a merger or consolidation with any other corporation, or that the Corporation sell, lease or exchange all or substantially all of its assets or business to such other corporation, the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding shares of capital stock of the Corporation shall be required for the approval of any such proposal.

         SECOND: That thereafter, pursuant to Resolution of its Board of Directors, the Stockholders of the Corporation, by unanimous written consent in lieu of a special meeting pursuant to Section 228 and 242, of the General Corporation Law of the State of Delaware, the necessary number of shares as required by said Statute were voted in favor of the above amendments as set forth in the foregoing Amended and Restated Certificate of Incorporation.

         THIRD: That said amendments were adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                                       SUPERUS HOLDINGS, INC.


                                       By: /s/
                                          ------------------------------------
                                       Adam J. Epstein, Chairman of the Board,
                                             Acting Chief Executive Officer